Exhibit 99.1

Equity incentives are subject to the JPMorgan Chase Bonus Recoupment Policy which applies in the event of a material restatement of the Firm's financials.

In addition, all equity awards (restricted stock units and/or stock options) granted in 2010 contain recovery provisions that enable the Firm to cancel an unvested or unexercised award and recover certain stock distributed under the award:

  if the employee is terminated for cause (including violation of the Firm's
  Code of Conduct or other policies) or engages in conduct that is detrimental to the Firm insofar as it causes material financial or reputational harm to the Firm or its business activities;
  if the award was based on materially inaccurate performance metrics, whether or not the employee was responsible for the inaccuracy;
  if the award was based on a material misrepresentation by the employee;
  and
  for members of the Operating Committee and certain other employees, awards are also subject to cancellation and recovery for failure to properly identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Firm or its business activities.

For members of the Firm's Operating Committee, although it is intended and expected that the awards would vest and/or become exercisable as scheduled, the terms and conditions of the awards allow for reduction (and therefore forfeiture) or (to the extent permitted under Section 409A of the United States
Internal Revenue Code) deferral in scheduled vesting or exercisability in the event of a determination by the CEO, as part of the Firm's annual performance assessment process, based on the CEO's assessment of the performance of the executive and the Firm (which may include more than one performance year), that an executive has not achieved satisfactory progress toward priorities that have been established for the executive or that the Firm has not achieved satisfactory progress toward the Firm's priorities for which the executive shares responsibility as a member of the Operating Committee.  Such determination is subject to ratification by the Compensation and Management Development
Committee.  (In the case of an award to the CEO, such determination shall be made by the Compensation and Management Development Committee
subject to ratification by the Board of Directors.)